SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C. 20549



                                   FORM 8-K


                                CURRENT REPORT



   Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                            Dated: April 14, 1998


                           BLACK GIANT OIL COMPANY
            (Exact Name of registrant as specified in its charter)


     Nevada                     0-08507                75-1441442
  (State of                  (Commission             (IRS Employer
incorporation)                 File No.)               I..D. No.)


1301 Avenue M, Cisco, Texas                                      76437
(Address of principal executive offices.                      (Zip Code)


Registrant's telephone number, including area code    (254) 442-3968

Item 2.  Acquisition or Disposition of Assets.

The following is a description of each of the properties acquired by the Company during the time the Company was being revived.

Mobil Fee #4 - Black Giant took a 1% working interest in the drilling of a major structure in Duval County, Texas in November 1997. This well was drilled to a total depth of 14,200 and encountered a very prolific gas formation - 14,092 - 14,135 feet. The porosity ranges from 15 to 25% over the zone. The well was put on line in January 1998 and is producing approximately 10,000,000 cubic feet per day which yields to Black Giant's interests approximately $3,200 per month in gas revenues representing a payout of less than 10 months based on rate of production.

Mobil Fee #5 - Black Giant exercised its option to take the same interest in the offset well to the #4 well on February 24, 1998. On April 2, 1998 the well was drilling ahead at 10,432 feet. Drilling began in March and it takes about two months for the well to be drilled and about one month to put the well on line. The geology of this prospect is expected to be better than the Mobil Fee #4. Based on this information we can project monthly revenues of $3,200 from this well for Black Giant.

Mobil Fee Additional Acreage - Black Giant has first rights on all other wells to be drilled in the Mobil Fee Gas field. Two more wells are planned by year end.

Three Producing Leases - On September 30, 1997, the Company entered into a Letter Agreement for the purchase of 10% working interest in three oil and gas leases located in Nowata and Creek Counties of Oklahoma for 450,000 shares of common stock. These leases total 1510 acres and have a total of 18 producing wells with additional wells to be reworked plus each lease has its own saltwater disposal wells. The revenues from these leases are expected to average $900 to $1,200 per month.

Four Non-Producing Leases - On September 30, 1997 the Company entered into a Letter Agreement for the purchase of 50% working interest in four non producing oil and gas leases in Oklahoma for development either through drilling programs or farm outs retaining a carried interest. The Company agreed to issue 750,000 shares for these leases total 480 acres. Drilling is planned on these properties over the next 1 to 2 years. It is planned for Black Giant to recover its cost and keep a carried interest in each lease as it is drilled.

Wooldridge Leases - On October 15, 1997 the Company entered into an agreement to acquire 90% of the working interest in two leases totaling 320 acres located in Shackelford County Texas for $21,000. These two leases have a total of 11 wells plus 5 saltwater injection wells. These wells are producing approximately 4 barrels per day and are expected to increase to 6 barrels per day when changes are implemented in the production operations. Payout on this acquisition is expected to occur within 30 months.

Troell Leases - On October 17, 1997 the Company entered into a ninety day option agreement to acquire 50% working interest in an oil and gas lease in Atascosa County, Texas for $58,000 in cash plus 136,000 shares of the Company's common stock. On February 18, 1998 the Company paid $18,000 on this debt leaving a balance of $30,000. The option was renewed for another 90 day period. This 120 acre lease is expected to average 15 BOPD when 6 wells are put into production. This lease is expected to be put into production during the second quarter of 1998. Estimated revenues are projected to be $2,700 per month.

Spires Lease - On October 20, 1997 the Company entered into an agreement to acquire 40% working interest in 160 acre oil and gas lease in Nolan County, Texas for $15,000 plus 250,000 shares of common stock and settle certain account payables related to the lease. This lease is expected to average 18-20 barrels per day from a single well and is expected to be put on line during the second quarter of 1998. Estimated revenues are projected to be $2,100 per month.

Item 4. Change in Registrant's Certifying Accountant.

The previous auditor, Ashley, Early & Folwell, P.C. of Abilene, Texas, audited the year ended March 31, 1987. Subsequently, Harmon & Company, CPA, Inc. of Dublin, Ohio was engaged to audit the 1995, 1996 and 1997 years.

There are not disagreements between the Company and its auditor, Harmon & Company, CPA, Inc. of Dublin, Ohio, regarding accounting and/or financial disclosure.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



 April 14, 1998                              /s/ Ivan Webb
    Date                                   Ivan Webb, President